EXHIBIT 23.1
                                  ------------






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the use in this Prospectus Supplement of Alternative Loan Trust 2005-19CB, relating to Mortgage Pass-Through Certificates, Series 2005-19CB comprising part of the Registration Statement (No. 333-123167) of Alternative Loan Trust 2005-19CB, of our report, dated March 10, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the merger with Radian Reinsurance Inc.), relating to the consolidated financial statements of Radian Asset Assurance Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004.

We also consent to the reference to us under the heading "Experts" in such Prospectus Supplement.



/s/ Deloitte & Touche LLP
-----------------------------
New York, New York
April 25, 2005